Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROSPECT MEDICAL HOLDINGS, INC.

The Corporation’s present name is “Prospect Medical Holdings, Inc.”  The Corporation was originally incorporated under the name “Med-Search, Inc.” pursuant to its original certificate of incorporation which was filed with the Secretary of State of the State of Delaware on May 12, 1993.

The Corporation does hereby certify that:

FIRST:  The name of the Corporation is PROSPECT MEDICAL HOLDINGS, INC.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle.  The name of the registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:

A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty-one million (41,000,000), consisting of:

(1)           Forty million (40,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”); and

(2)           One million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

B.            The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.  The Board of Directors is further authorized to increase or decrease the number of authorized shares of Preferred Stock of any series (but not below the number of shares thereof then outstanding) without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.            Special meetings of stockholders of the Corporation may be called at any time only by the Chairman of the Board or the President, by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, or by a committee of the Board of Directors authorized by the Board of Directors to do so.  Special meetings may not be called by any other person or persons.

SIXTH:

A.            The number of directors which constitute the whole Board of Directors of the Corporation and any provisions calling for the classification of the Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation. All directors shall hold office until their respective successors are elected, except in the case of the death, resignation, retirement, removal or disqualification of a director.

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen shall hold office until their successors are elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

C.            Unless otherwise allowed by statute or this Certificate of Incorporation, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH:  The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:  A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:  The Board of Directors when evaluating any offer of another party, (a) to make a tender or exchange offer for any voting stock of the Corporation or (b) to effect any merger, consolidation, or sale of all or substantially all of the assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

(i)            the interests of the Corporation’s stockholders;

(ii)           whether the proposed transaction might violate federal or state laws;

(iii)          not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; and

(iv)          the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

TENTH:  The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law.

ELEVENTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article ELEVENTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH or Article TENTH.

TWELFTH:  This Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law and any notice required to be given thereunder has been given.

Signed and attested to on January, 25, 1999.

ATTEST:	PROSPECT MEDICAL HOLDINGS, INC.

/s/ R. Stewart Kahn	By:	/s/ Jacob Terner M.D.
R. Stewart Kahn, Secretary	Jacob Y. Terner Chief Executive Officer